Exhibit 23.2

[Deloitte & Touch Letterhead]

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Apollo Gold Corporation on Form S-8 of our report dated January 27, 2003 (except as to Note 18, which is as of August 11, 2003), appearing in the Registration Statement on Form S-1 of Apollo Gold Corporation filed on October 6, 2003.

We consent to the incorporation by reference in this Registration Statement of Apollo Gold Corporation on Form S-8 of our report dated January 27, 2003 on Apollo Gold, Inc and Subsidiaries, appearing in the Registration Statement on Form S-1 of Apollo Gold Corporation filed on October 6, 2003.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/  DELOITTE & TOUCHE LLP

Vancouver, Canada
March 23, 2004


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